Exhibit 10.79

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into this 26th day of May, 2015 by and between Walgreens Boots Alliance, Inc. (the “Company”) and Timothy J. Theriault (“Executive”).

WHEREAS, Executive currently serves the Company as its Executive Vice President, Global Chief Information Officer; and

WHEREAS, the Company and Executive desire to set forth herein their mutual agreement with respect to all matters relating to Executive’s cessation of employment from the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1.                   Separation.  Executive shall separate from his position as Executive Vice President, Global Chief Information Officer, effective as of May 31, 2015 (the “Termination Date”), at which time his employment with the Company and its subsidiaries shall terminate.  Executive shall also separate from any and all other officer, director and committee positions with the Company and its subsidiaries, effective as of the Termination Date or any earlier date(s) as may be designated by the Company. During the period from the date of this Agreement through the Termination Date, Executive shall continue in his current position, and he shall also assist with such transitional duties and responsibilities as the Company shall request from time to time, and Executive shall continue at the same salary and benefits that he is receiving as of the date of this Agreement.  The Company may accelerate the Termination Date for Cause, as defined in the Company’s Executive Severance and Change in Control Plan.  If the Company accelerates the Termination Date for Cause or if Executive resigns from his employment prior to the Termination Date, Executive shall not be entitled to any subsequent salary, bonus or benefits payable pursuant to this Section 1 or to the severance benefits set forth in Section 3 below.

2.                    Accrued Obligations and Post-Termination Benefits. As soon as administratively practicable, but not more than four weeks, after the Termination Date, Executive shall receive (a) any portion of Executive’s base salary that is accrued but unpaid as of the Termination Date, other than amounts that he has elected to defer, (b) any accrued but unpaid PTO/vacation pay, (c) any unreimbursed expenses for which proper documentation is provided, and (d) any other vested amounts and benefits that are to be paid or provided to Executive by the Company under the Company’s benefit plans (other than any benefits payable pursuant to Section 3 hereof and other than any deferred compensation that is subject to and not otherwise exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended [the “Code”]), but which have not yet been paid or provided (as applicable). In addition, the Company shall provide for post-termination of employment nonqualified deferred compensation benefits and employee welfare benefits, other than severance benefits, pursuant to the terms of the respective plans and policies under which such post-termination of employment benefits and welfare benefits, if any, are provided, except as provided in Section 3(c) below.

3.                   Severance Benefits.  In consideration for (i) Executive’s General Release of claims, in accordance with Section 6 below, (ii) Executive’s agreement to comply with the Restrictive Covenants referenced in Section 7 below and (iii) Executive’s compliance with his duties and responsibilities pursuant to Section 1 above and his other obligations pursuant to the terms of this Agreement, the Company shall pay or provide to Executive the following, as also reflected in Exhibit C:

(a)                  A cash severance benefit in the gross amount of $2,660,000, which shall be paid in 9 equal monthly installments of $295,555.56, beginning in the month following the Termination Date, but not earlier than the end of the revocation period applicable under Exhibit B.  For purposes of Section 409A of the Code, each severance installment payable under this Section 3(a) shall constitute a separate “payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2).

(b)                 A prorated annual performance bonus for the fiscal year of the Company ending August 31, 2015, based on Executive’s eligible earnings through the Termination Date, subject to the Company’s attainment of applicable performance conditions for such fiscal year, and payable at the time that fiscal year 2015 bonuses are paid to active participants, but in no case later than March 15, 2016.  Under no circumstances will any individual performance measure reduce the amount of the prorated annual bonus otherwise payable under this Section 3(b).

(c)                 If Executive timely elects post-termination continuation coverage under Section 4980 of the Code (“COBRA”) with respect to medical, vision, prescription and/or dental coverage, then the Company shall reimburse Executive (or pay the provider directly) for the premiums for such COBRA coverage for Executive and his eligible dependents to the extent such premiums exceed the premiums payable for similar employer-provided coverage by active employees; provided that there shall be no reimbursement (or direct payment) of such premiums by the Company for any COBRA coverage after the earlier of (i) the 24-month anniversary of the Termination Date, and (ii) the cessation of Executive’s COBRA coverage (including, but not limited to, the cessation of COBRA coverage due to Executive becoming eligible for medical, vision, prescription or dental coverage, respectively, from a subsequent employer, or for Medicare).

(d)                 All outstanding awards held by Executive that are settled in or measured by reference to the common stock of the Company (“Equity Awards”) shall terminate as of the Termination Date, except as follows:

(i)	Executive’s outstanding time-vested restricted stock units granted on October 1, 2009, with respect to 2,058 shares of Company common stock (plus any additional restricted stock units credited as a result of dividend equivalents), which were previously deferred in accordance with the terms and conditions of the Walgreen Co. Section 162(m) Deferred Compensation Plan, will be distributed in accordance with the terms of such Plan.

(ii)	Executive’s outstanding time-vested restricted stock units granted on September 15, 2014 shall become vested on the Termination Date with respect to 12,071 shares of Company common stock, plus any additional restricted stock units credited as a result of dividend equivalents.

(iii)	Executive’s outstanding performance share award granted on November 1, 2013 shall become vested at the end of the full performance period ending August 31, 2016 with respect to the number of shares of Company common stock that are earned based on the extent to which applicable performance conditions are achieved during such full performance period, and prorated to reflect the number of full months in such performance period during which Executive was employed (i.e., 21/36 months), and the remainder of such award shall be forfeited.

(e)                  Within 60 days following the Termination Date, an additional payment representing the value of certain forfeited equity awards, calculated as follows:

(i)	stock option granted November 1, 2012 (65,651 shares) multiplied by the excess of the “Company Stock Price” over the $35.50 exercise price for such stock option; plus

(ii)	restricted stock units granted November 1, 2012 (12,923 shares) multiplied by the “Company Stock Price.”

For purpose of the above, the “Company Stock Price” shall be the average closing price of Company common stock over the 30 trading days immediately preceding the first day of the month in which the Termination Date occurs.

(f)                   Within 90 days following August 31, 2015, an additional payment representing the value of Executive’s forfeited performance share award granted on November 1, 2012, as if such award had become vested at the end of the full performance period ending August 31, 2015 with respect to the number of shares of Company common stock that would have been earned based on the extent to which applicable performance conditions are achieved during such full performance period.  Such value shall be determined based on the Company Stock Price, as defined above, but based on the 30 trading days immediately preceding the month of September 2015.

(g)                 Executive’s rights under this Agreement supersede and are in full satisfaction of any rights Executive may have had under the Severance Plan, and all of Executive’s rights under the Severance Plan are hereby terminated; provided, however, that if a Change in Control, as defined in the Severance Plan, occurs prior to the Termination Date, then in lieu of the benefits described in Sections 3(a), 3(b) and 3(c) above, but subject to all other terms and conditions of this Agreement, Executive shall receive severance benefits pursuant to the terms of Article V of the Severance Plan, as in effect on the Termination Date for the benefit of Executive Vice Presidents of the Company.  In addition, Executive’s rights under this Agreement supersede and are in full satisfaction of any rights Executive may have had under the Company’s 2013 Omnibus Incentive Plan, as amended and restated as of December 31, 2014, the Company’s Executive Stock Option Plan and the Company’s Long-Term Performance Incentive Plan (the “Equity Plans”), and the award agreements thereunder; provided, however, that if a Change in Control, as defined in the applicable Equity Plan, occurs prior to the Termination Date, then in lieu of the benefits described in Sections 3(d), 3(e) and 3(f) above, but subject to all other terms and conditions of this Agreement, Executive’s outstanding awards under the Equity Plans shall be treated in accordance with the terms of the applicable Equity Plans and award agreements.

(h)                 All incentive compensation paid to Executive pursuant to this Agreement or otherwise in connection with Executive’s employment with the Company shall be subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company has adopted as of the Separation Date to the extent the Board of Directors of the Company determines in good faith that the adoption and maintenance of such policy is necessary to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or is otherwise required by the laws of the United States.

4.                    Tax Withholding.  The Company shall deduct from the amounts payable to Executive pursuant to this Agreement the amount of all required federal, state and local taxes required to be withheld pursuant to applicable law.

5.                   Section 409A.  This Agreement and the accompanying Consulting Agreement  “Consulting Agreement” are intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent.  The payments to Executive pursuant to this Agreement and the Consulting Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), or otherwise and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2).  In the event the terms of this Agreement or the Consulting Agreement, or any party’s conduct under either of them, could subject Executive to taxes or penalties under Section 409A of the Code (collectively, “409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” or “Termination Date” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code.  Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable to the Executive (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of Executive’s death. Any reimbursement or advancement payable to Executive pursuant to this Agreement or otherwise shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

6.                   General Release.  As a condition to Executive’s receipt and retention of the consideration described in Section 3 above, he shall (a) execute the General Release and Waiver attached hereto as Exhibit A hereto (the “General Release”) not later than 21 days after the date of this Agreement, and not revoke the General Release within the revocation period set forth in the General Release, and (b) execute the affirmation of the General Release attached hereto as Exhibit B hereto (the “Affirmation”) not later than 21 days after the Termination Date, and not revoke the Affirmation within the revocation period set forth in the Affirmation.

7.                   Restrictive Covenants.  Executive agrees that the terms of the various non-competition, non-solicitation and confidentiality agreements entered into in connection with the Equity Awards granted to Executive under the Equity Plans (the “Restrictive Covenants”) are valid and enforceable.  Subject to Section 11 of this Agreement, the Company may have the right to discontinue all amounts payable under this Agreement, to recover payments made under this Agreement from the date of any breach by Executive, and to obtain injunctive relief should Executive breach any of the Restrictive Covenants.

8.                   Non-disparagement.  Executive shall not, directly or indirectly, disclose, communicate, or publish in any format any libelous, defamatory, or disparaging information concerning the Company, its executives, officers, Board of Directors, its subsidiaries, affiliates, employees, operations, technology, proprietary or technical information, strategies or business whatsoever, or cause others to disclose, communicate, or publish any disparaging information concerning the same.  Notwithstanding anything to the contrary in this Section 8, nothing shall prohibit Executive from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law.

9.                   Company Property.  No later than the end of his services under the Consulting Services Agreement entered into concurrently herewith, Executive shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, documents, data, programs or other materials and property in Executive’s possession, custody or control which relates or belongs to the Company or any one or more of its affiliates, including, without limitation, all, Confidential Information (defined below), computer equipment, access codes, messaging devices, credit cards, cell phones, keys and access cards; and (b) deliver all original and copies of confidential information, electronic data, notes, materials, records, plans, data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise, on Company equipment or Executive’s personal equipment) that relate or refer in any to (1) the Company or any one or more of its affiliates, its business or its employees, or (2) the Company’s Confidential Information or similar information.  By signing this Agreement, Executive represents and warrants that Executive will not retain and has or shall timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Executive later discover additional items described or referenced in subsections (a) or (b) above, Executive shall promptly notify the Company and return/deliver such items to the Company. Confidential Information means information (1) disclosed to or known by Executive as a consequence of or through his employment with the Company or one of its affiliates; and (2) which relates to any aspect of the Company’s or an affiliate’s business, research, or development. “Confidential Information” includes, but is not limited to, the Company’s or an affiliate’s trade secrets, proprietary information, business plans, marketing plans, financial information, employee performance, compensation and benefit information, cost and pricing information, identity and information pertaining to customers, suppliers and vendors, and their purchasing history with the Company, any business or technical information, design, process, procedure, formula, improvement, or any portion or phase thereof, that is owned by or has, at the time of termination, been used by the Company, any information related to the development of products and production processes, any information concerning proposed new products and production processes, any information concerning marketing processes, market feasibility studies, cost data, profit plans, capital plans and proposed or existing marketing techniques or plans, financial information, including, without limitation, information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports, business plans or other financial or business reports, and information provided to the Company or an affiliate by a third party under restrictions against disclosure or use by the Company or others.  Nothing in this Section shall be construed, however, to require Executive to return to the Company any publicly available information or other information Executive obtained by reason of his ownership of Company stock or debt.

10.                Cooperation.  Executive agrees to cooperate with the Company in accordance with this Section 10.  References in this Section to the “Company” shall include all subsidiaries and affiliates of the Company, as applicable.

(a)                  During the period ending on the third anniversary of the Termination Date, Executive agrees to be reasonably available to the Company or its representatives to briefly discuss matters relating to the responsibilities he held during his employment.

(b)                 At all times prior to, on or after the Termination Date, Executive shall cooperate with any and all investigations or other legal, equitable or business matters or proceedings which involve any matters on which Executive worked or had responsibility during his employment with the Company.  This includes but is not limited to testifying (and preparing to testify) as a witness in any proceeding or otherwise providing information or reasonable assistance to the Company in connection with any investigation, claim or suit, and cooperating with the Company regarding any investigation, litigation, claims or other disputed items involving the Company that relate to matters within the knowledge or responsibility of Executive.  Specifically, Executive agrees (i) to meet with the Company’s representatives, its counsel or other designees at reasonable times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency or other adjudicatory body; (iii) to provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party, and (iv) to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives.  Executive acknowledges and understands that his obligations of cooperation under this Section 10(b) are not limited in time and may include, but shall not be limited to, the need for or availability for testimony.  Executive shall receive no additional compensation for time spent assisting the Company pursuant to this  Section 10, but shall be reimbursed for reasonable travel and other business expenses incurred by Executive at the request of the Company.

(c)                 The Company shall indemnify and hold harmless Executive from and against any losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorney’s fees and disbursements), judgments, fines, settlements, penalties and other expenses actually and reasonably incurred by Executive in connection with any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which Executive may be involved, or threatened to be involved, as a party or otherwise, by reason of the fact that Executive was employed by the Company or arising out of or incidental to the business of the Company, to the maximum extent provided under the terms of the Company’s charter and by-laws or any other applicable documentation, in accordance with the terms and conditions set forth therein.

11.                Consequences of Breach.  Executive agrees that the benefits provided pursuant to Section 3 of this Agreement are conditioned on his compliance with all of his commitments set forth in this Agreement, the Restrictive Covenants and the General Release.  In the event of any claimed material breach of this Agreement, the Restrictive Covenants or the General Release by Executive, the Company shall provide prompt written notice of such breach to Executive to allow him an opportunity to cure such material breach.  In the event Executive fails to cure such material breach within 15 days after notice of such material breach, the Company shall be entitled as an interim remedy to discontinue and recover 50% of all benefits paid or otherwise payable to Executive pursuant to Section 3(a), (b), (c) and (e) of this Agreement, subject to an ultimate decision by a court of competent jurisdiction.   In addition, Executive acknowledges that the provisions in the Restrictive Covenants are necessary to enable the Company to maintain its competitive position and any material actual or threatened breach of the Restrictive Covenants could result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law.  In the event of any material actual or threatened breach of the Restrictive Covenants that has not been cured, the Company, to the extent determined by a court of competent jurisdiction, shall be entitled to injunctive relief, including the right to a temporary restraining order, and other relief, including damages, as may be proper.  Each party shall be responsible for its own attorneys’ fees and costs.  The foregoing damages and remedies of the Company are in addition to, and not to the exclusion of, any other damages the Company may be able to prove.

12.                Enforceability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the parties hereto.

13.                Successors.  This Agreement shall inure to the benefit of and be enforceable by Executive and by Executive’s personal or legal representatives, executors and administrators and by the Company and its successors and assigns.  In the event of the death of Executive while any amounts are payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s estate.

14.                Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given by a party hereto when delivered personally or by overnight courier that guarantees next day delivery or five days after deposit in the United States mail, postage prepaid to the following address of the other party hereto (or to such other address of such other party as shall be furnished in accordance herewith) if to the Company, to Walgreens Boots Alliance, Inc., 108 Wilmot Road, Deerfield, IL 60015,  Attention:  General Counsel, and if to Executive, to the last known address of Executive in the records of the Company, which Executive may update from time to time by way of the notice procedure set forth in this Section 14.

15.                Entire Agreement.  Except as otherwise specifically provided herein, this Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and with respect to Executive’s employment with the Company, contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to Executive’s separation from the Company and its subsidiaries and all positions therewith, and supersedes all prior employment or severance or other agreements between Executive and the Company and its subsidiaries, whether written or oral, or any of its predecessors or affiliates. Except as otherwise provided herein, Executive acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to Executive’s separation from the Company and its subsidiaries that is not contained in this Agreement shall be valid or binding.  Executive represents and acknowledges that in executing this Agreement, he does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement.  Any modification of this Agreement will be effective only if it is in writing and signed by both parties.

16.                Waivers.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

17.            Applicable Law.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Illinois without giving effect to any choice of law principles.

18.            Counterparts.  The parties shall sign two (2) originals of this Agreement (one for each party), whether or not executed in counterparts.

[Signature Page to Follow]

WHEREFORE, the Company and Executive, by their signatures below, evidence their agreement to the provisions stated above.

WALGREENS BOOTS ALLIANCE, INC.

/s/ Kathleen Wilson-Thompson

Date:	May 28, 2015

EXECUTIVE

/s/ Timothy J. Theriault
Timothy J. Theriault

Date:	May 28, 2015

EXHIBIT A

GENERAL RELEASE AND WAIVER

1.                    I, Timothy J. Theriault, in consideration of and subject to the performance by Walgreens Boots Alliance, Inc. (together with its Affiliates, as defined in the Severance Plan, the “Company Parties”), of its obligations under the accompanying Separation Agreement of May 26, 2015 (the “Separation Agreement”), do hereby release and forever discharge as of the date hereof the Company Parties and their respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future shareholders, directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Separation Agreement.

2.                    I understand that any payments or benefits paid or granted to me under Section 3 of the Separation Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in the Separation Agreement unless I execute this General Release and do not revoke this General Release within the time periods permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its Affiliates, except as otherwise specifically provided in any such plan, program, policy or arrangement.

3.                    Except as provided in Sections 5, 6, and 12 below and except for the provisions of the Separation Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date I sign this General Release) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, claiming through me may have, and which arise out of or are connected with my employment with, or my separation or termination from, the Company, including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (the “ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (all of the foregoing collectively referred to herein as the “Claims”).

4.                    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by Section 3 above.

5.                    I agree that this General Release does not waive or release any rights or claims that I may have which arise after the date I execute this General Release, including Claims under the ADEA. I acknowledge and agree that my separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the ADEA).

6.                    I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any released Claims, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Obligations, any severance benefits or other consideration to which I am entitled under the Separation Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, (iii) my rights as an equity or security holder in the Company or its Affiliates, (iv) my rights under any equity awards that survive termination of employment in accordance with the terms of the Separation Agreement; (v) my rights under any retirement plan that is “qualified” under Section 401(a) of the Internal Revenue Code of 1986, and (vi) any claim for breach of this Agreement by the Company or any of the Released Parties.

7.                    I hereby agree not to bring or participate in any class or collective action against the Company and/or the other Released Parties that asserts, in whole or in part, any claims that arose before I signed this General Release, whether or not such claims (if brought by me individually) are released by this General Release, except to the extent such rights or claims cannot be waived under applicable law.

8.                    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied, subject to Sections 5, 6, 7 and 12 hereof. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver I would not have become entitled to the benefits provided under the Separation Agreement. I further agree that in the event I should bring a released Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any released Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in Section 3 above as of the execution of this General Release.

9.                    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

10.                 Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other insurance regulatory organization or any governmental entity.

11.                 I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in Section 3 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

12.                 Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, waive or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the terms of the Separation Agreement.

13.                 Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release, whenever possible, shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.                 BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)                 I HAVE READ IT CAREFULLY; AND I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(b)                I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(c)                 I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(d)                I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(e)                 I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(f)                  I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(g)                I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	/s/ Timothy J. Theriault	DATED:	5/28/15
Timothy J. Theriault

EXHIBIT B

AFFIRMATION AND ADDITIONAL RELEASE
(“AFFIRMATION”)

By my signature below, I hereby re-execute and affirm the Separation Agreement, originally signed by me on May 26, 2015 (the “Agreement”), including, but not limited to, the General Release and Waiver of claims attached as Exhibit A to the Agreement (the “General Release”).  Further, I hereby release and waive any and all released claims described in the General Release that exist or may exist on or prior to the date I sign this Affirmation (including, without limitation, claims under the ADEA, as defined in the General Release).  I understand that I (a) may not sign this Affirmation until on or after my Termination Date and (b) must return a signed copy of this Affirmation to the Company within 21 days after my Termination Date.

Executive, by Executive’s free and voluntary act of signing below, (i) acknowledges that he has been given a period of at least twenty-one (21) days to consider whether to agree to the terms contained herein, (ii) acknowledges that he has been advised in writing to consult with an attorney prior to executing this Affirmation, (iii) acknowledges that he understands that this Agreement specifically releases and waives all rights and claims Executive may have under the ADEA on or prior to the date on which Executive signs this Affirmation, and for valuable consideration to which he otherwise would not be entitled, and (iv) agrees to all of the terms of this Affirmation and the Agreement and intends to be legally bound thereby.

Furthermore, Executive acknowledges that the payments and benefits provided for in Section 3(a), (b), (c) and (e) of the Agreement will be delayed until the Agreement and this Affirmation become effective, enforceable and irrevocable.  This Affirmation will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Executive.  During the seven-day period following the date on which Executive executes this Affirmation, Executive may revoke his agreement to accept the terms of this Affirmation by indicating his revocation in writing to the General Counsel of the Company.  If Executive exercises his right to revoke this Affirmation, Executive shall not be eligible to receive and shall forfeit his right to receive any of the payments or benefits provided in Section 3(a), (b), (c) and (e) of the Agreement, and to the extent such payments or benefits have already been made, Executive agrees that he will immediately reimburse the Company for the amounts of such payments and benefits.

Terms not defined in this Affirmation shall have the same meaning as defined in the Agreement.

EXECUTIVE

/s/ Timothy J. Theriault
Timothy J. Theriault

Date: 5/28/2015

B-1

EXHIBIT C

Specified Employee?	Yes
Last day worked	5/31/2015
Separation from Service	5/31/2015
Six-month delay date	11/30/2015

Compensation/Benefit	Amount	Payment Timing/Schedule

Vacation/PTO Payout	TBD	Within 4 weeks following May 31, 2015

Severance	$2,660,000	Monthly from June, 2015 through February, 2016

Pro-rated bonus for FY15	TBD	November, 2015

Distribution of RSUs previously deferred under 162(m) Plan	10/1/09 RSUs; 2,058 shares	January, 2016

Distribution of shares underlying RSU's that vest on Termination Date	9/15/14 RSUs; 12,071 shares	Asap following May 31, 2015

Nov. 2013 performance shares - prorated	TBD	October or November, 2016

Equity Make-Whole Payment - value of forfeited 2012 stock options	TBD	On or before July 31, 2015
Equity Make-Whole Payment - value of forfeited 2012 RSUs	TBD	On or before July 31, 2015
Equity Make-Whole Payment - value of 2012 forfeited perf. shares	TBD	On or before November 30, 2015

Executive Deferred PS Plan - Post 2004 "Employer" Account	Approx. $490,000	Monthly installments per Plan rule - based on size of account balance; begin as soon as practicable following November 30, 2015

Exec. Deferred/Cap. Accum. Plan	Current value = Approx. $74K	As soon as practicable following November 30, 2015

C-1